Exhibit 10.1

[Confidential materials omitted and filed separately with the Securities and Exchange Commission.

Asterisks denote omissions.]

  7.           Conflict...9

Schedule 1  Details of dsicmm Shareholders

Schedule 2  Details of dsicmm Entities

Schedule 3  Details of DST Entities

Schedule 4  Part 1  Details of the JVC (pre  Completion)

Part 2  Details of the JVC (immediately post Completion)

Schedule 5  Shareholder Reserved Matters

Schedule 6  Board Reserved Matters

Schedule 7  Use of Funds

Schedule 8  Administrative Governance

THIS AGREEMENT is made the               day of                                                                                                            2010

PARTIES:

(1)	DST PROCESS SOLUTIONS LIMITED incorporated and registered in England and Wales with company number 7269757 whose registered office is at DST House, St Marks Hill, Surbiton, Surrey KT6 4QD (“DST”); and

(2)	The individuals whose names and addresses are set out at Schedule 1 to this agreement (the “dsicmm Shareholders” or together “dsicmm”).

RECITALS:

(A)
DST currently hold 7,643,808 ordinary shares of £0.01 in Innovative Output Solutions Limited, a newly formed company incorporated in England and Wales with company number 7262428 and whose registered office is at DST House, St Marks Hill, Surbiton, Surrey KT6 4QD (the “JVC”).

(B)
Prior to the date of this agreement, DST has transferred the entire issued share capital of each of the DST Entities to the JVC in consideration of the allotment of ordinary shares in the JVC and DST has made the Cash Contribution, and details of the existing (pre Completion) particulars of the JVC are as set out at Part 1 of Schedule 4.

(C)	Following execution of the Transfer Documentation, the JVC shall operate as the holding company of the JV Group which shall carry on business in accordance with the terms of this agreement.

(D)
DST and dsicmm wish to set out in this agreement their understanding of their obligations vis à vis each other and the JVC, and shall exercise their rights in relation to the JVC in accordance with the terms and conditions of this agreement.

NOW IT IS AGREED as follows:

1.	Interpretation

1.1	The definitions and rules of interpretation in this clause apply in this agreement.

 “Act” means the Companies Act 2006;

 “Articles” means the new articles of association of the JVC in the agreed form to be adopted on or prior to Completion as amended or superseded from time to time;

 “A Share Director” means any director appointed to the Board by the holders of a majority of the A Shares pursuant to clause 4;

 “A Shares”  means A ordinary shares of £0.01 each in the capital of the JVC having rights as set out in the Articles;

 “B Share Director” means any director appointed to the Board by the holders of a majority of the B Shares pursuant to clause 4;

 “B Shares”  means B ordinary shares of £0.01 each in the capital of the JVC, having rights as set out in the Articles;

 “Bank” means Lloyds TSB Bank plc and Lloyds TSB Commercial Finance Limited;

 “Board” means the board of directors of the JVC as constituted from time to time;

 “Board Reserved Matters” means the matters listed in Schedule 6;

 “Business” has the meaning given in clause 2;

 “Business Day” means any day (other than a Saturday,  Sunday or public holiday in the United Kingdom) on which clearing banks in the City of London are generally open for business;

 “Business Plan” has the meaning given in clause 8;

 “Cash Contribution” means the subscription in cash of in aggregate £12,940,066 by DST for (in aggregate) 7,643,808 ordinary shares (to be re-designated A
Shares);

 “Closing Adjustment” means a price adjustment pursuant to the debt/working capital adjustment mechanisms in the DST Transfer Agreement or dsicmm
Transfer Agreement (as applicable);

 “Completion” means the completion of the proposed transaction in accordance with clause 3;

 “Completion Date” means the date upon which Completion occurs;

 “Confidential Information” has the meaning given in clause 21;

 “Continuing Shareholder” has the meaning given in clause 13.5;

 “Deadlock Resolution Notice” has the meaning given in clause 12;

 “Deferred Shares” means Deferred Shares of £0.01 each in the capital of the JVC having rights as set out in the Articles;

 “dsicmm Business” means the business as carried on by the dsicmm Entities immediately prior to Completion;

 “dsicmm Entities” means dsicmm Group Limited and its Subsidiaries, details of which are set out at Schedule 2;

 “dsicmm Representative” means the person for the time being appointed by and on behalf of the dsicmm Shareholders pursuant to clause 16;

 “dsicmm Transfer Agreement” means the share exchange agreement relating to the transfer of the entire issued share capital of dsicmm Group Limited to the
JVC in exchange for (inter alia) B Shares executed on           June 2010 together with the related tax deed to be executed on or about the date of this agreement (in the agreed form);

 “dsicmm Warranty Claim” means a claim for breach of warranty or indemnity under the dsicmm Transfer Agreement;

 “DST Bridge Loan” means the proposed interim convertible secured loan of £7,000,000 to be advanced by DST to the JVC on or about the date of this agreement (in the agreed form);

 “DST Bristol Property” means Units 5 & 6, Bristol Distribution Centre, 1 Hawkley Drive, Bradley Stoke, Bristol, BS32 0GE;

 “DST Business” means the business as carried on by the DST Entities immediately prior to Completion;

 “DST Cash Bridge Loan” means the convertible bridge loan of £4,000,000 advanced by DST Global Solutions Group Services Limited to dsicmm Group Limited on or about 30 June 2010 (in the agreed form);

 “DST Entities” means each of DST Output Limited and DST Realty (UK) Limited, details of which are set out at Schedule 3;

 “DST Transfer Agreement” means the warranty and tax deeds containing various protections and covenants relating to the transfer of the DST Entities to the
JVC executed on or about the date of this agreement (in the agreed form);

 “DST Warranty Claim” means a claim for breach of warranty or indemnity under the DST Transfer Agreement;

 “Electronic form” has the meaning given in section 1168 of the Act;

 “Eligible Director” means any A Share Director or B Share Director (as the case may be);

 “Encumbrance” includes any mortgage, charge (fixed or floating), pledge, lien, hypothecation, guarantee, trust, right of set-off or other third party right or interest (legal or equitable) including any assignment by way of security, reservation of title or other security interest of any kind, howsoever created or arising, or any other agreement or arrangement (including a sale and repurchase agreement) having similar effect;

 “Expert” means a person appointed in accordance with clause 15 to resolve a matter under this agreement;

 “Fair Value” means the value of any shares determined in accordance with clause 15.6;

 “Financial Year” means in relation to the JVC, a financial accounting period of 12 months ending on the date given in clause 3.2.7 but, in the first year in which the JVC is formed, means the period starting with the day the JVC is formed and ending on the date given in clause 3.2.7;

 “Group” means in relation to a company (wherever incorporated), that company, any company of which it is a Subsidiary (its holding company) and any other
Subsidiaries of any such holding company; and each company in a Group is a member of the Group (or “Group Company”);

 “Group Borrowings” at any particular time, the aggregate gross outstanding amount of moneys borrowed by the JV Group excluding normal trade credit in the ordinary course of trading and borrowings between the JVC and any other JV Group Company or between any such member of the JV Group;

 “JV Group” means together the JVC and each of its Subsidiaries for the time being;

 “Obligatory Transfer Event” means in relation to a party, any event specified in clause 16 that happens to that party;

 “Reserved Matter” means together the Board Reserved Matters and the Shareholder Reserved Matters;

 “Sale Period” means the period commencing on the fifth anniversary of the date of this agreement;

 “Shareholder Approval” means the prior written approval of the holders of not less than 51% of the Shares (taken together as a single class);

 “Shareholder Reserved Matters” means the matters listed in Schedule 5 (over which the holders of a majority of the Shares have negative veto rights);

 “Shareholders” means the holders of shares in the JVC from time to time;

 “Shares” means, together, the A Shares and the B Shares;

 “Subsidiary” means in relation to a company wherever incorporated (a holding company) means a “subsidiary” as defined in section 1159 of the Act;

 Unless the context otherwise requires, the application of the definition of Subsidiary to any company at any time shall apply to the company as it is at that time;

 “Tax Act 2010” means the Corporation Tax Act 2010;

 “Transfer Documentation” together the DST Transfer Agreement and the dsicmm Transfer Agreement; and

 “Transfer Notice” has the meaning given in clause 13.5;

 “Warranty Claim” means a DST Warranty Claim or dsicmm Warranty Claim (as applicable).

1.2	Clause, schedule and paragraph headings do not affect the interpretation of this agreement.

1.3	A reference to a clause or a schedule is a reference to a clause of, or schedule to, this agreement. A reference to a paragraph is to a paragraph of the relevant schedule.

1.4	A person includes a natural person, a corporate or unincorporated body (whether or not having a separate legal personality).

1.5	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.6	Unless the context otherwise requires, a reference to one gender includes a reference to the other genders.

1.7
A reference to a particular statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time taking account of any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts and subordinate legislation for the time being in force made under it provided that, as between the parties, no such amendment or re-enactment shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.8
A reference to writing or written includes faxes but no other electronic form, save for the purposes of clause 4.7 to clause 4.13, where a reference to writing or written includes electronic forms and the sending or supply of notices in electronic form.

1.9	Documents in agreed form are documents in the form agreed by the parties to this agreement and initialled by them or on their behalf for identification.

1.10	A reference in this agreement to a document is a reference to the document whether in paper or electronic form.

1.11	Where the words include(s), including or in particular are used in this agreement, they are deemed to have the words “without limitation” following them.

1.12	Any obligation in this agreement on a person not to do something includes an obligation not to agree or allow that thing to be done.

1.13	Where the context permits, other and otherwise are illustrative and shall not limit the sense of the words preceding them.

1.14	References to times of day are, unless the context requires otherwise, to London time and references to a day are to a period of 24 hours running from midnight on the previous day.

2.	The business of the JV Group

2.1	The business of the JV Group is the provision of integrated print and communication solutions (the “Business”).

2.2	Each party shall use its reasonable endeavours to promote and develop the business of the JV Group to the best advantage of the JV Group.

3.	Completion

3.1	Completion shall take place at the offices of CMS Cameron McKenna LLP (or wherever else the parties agree in writing) immediately following exchange of this agreement.

3.2	At Completion the parties shall procure that such shareholder and board meetings of the JVC are held as may be necessary to:

3.2.1	re-designate the ordinary shares held in the JVC by DST as A Shares and the unissued share capital of JVC into A and B Shares;

3.2.2	adopt the Articles in the agreed form;

3.2.3	appoint and designate the following persons as the initial directors/secretary to hold such offices until their successors are duly elected:

Name	Position
A Share Director – Tom A McDonnell	Director
A Share Director – Steve Towle	Director
A Share Director – Gregg Givens	Director
B Share Director – Andy Young	COO
B Share Director – Mark Felstead	CEO
B Share Director – Yolande Noble	Executive Vice President

3.2.4	resolve that the registered office of the JVC shall be at DST House, St Marks Hill, Surbiton, Surrey KT6 4QD;

3.2.5	appoint PwC as the auditors of the JVC;

3.2.6	appoint the Bank as the principal bankers to the JVC; and

3.2.7	resolve that the JVC’s financial year shall end on 31 December in each year.

3.3	In addition, at Completion, the parties shall procure that:

3.3.1	the DST Transfer Agreement is executed by the parties thereto, together with the disclosure letter contemplated thereby; and

3.3.2
completion takes place as required by the dsicmm Transfer Agreement and the JVC shall issue credited as fully paid, pursuant to the terms of the dsicmm Transfer Agreement, in aggregate, 4,067,660 B Shares to dsicmm and enter dsicmm in the register of members of the JVC as the holder of such B Shares and issue share certificates to dsicmm in respect of all such shares;

3.3.3	the JVC and the DST enter into the DST Bridge Loan and the security documentation provided for thereunder;

3.3.4	bank mandates for the JV Group are modified as applicable in order to ensure compliance with the administrative governance provisions set out at Schedule 8.

3.4
The parties waive, or agree to procure the waiver of, any rights or restrictions which may exist in the articles of association of the JVC or otherwise which might prevent the allotment and issue of the A Shares and/or B Shares pursuant to clause 3.3 and/or any conversion of the DST Bridge Loan as provided for thereby.

3.5	Immediately following Completion, the details of the JVC (including issued share capital) shall be as set out at Part 2 of Schedule 4.

4.	Directors and management

4.1
The Board has responsibility for the supervision and management of the JVC and its business but shall obtain Shareholder Approval before, in relation to any member of the JV Group, the Board or (if required by law) Shareholders take any decision in relation to any of the Shareholder Reserved Matters.

4.2
Notwithstanding any operating or management committees formed by the Board from time to time, any decision in relation to any of the Board Reserved Matters as regards any member of the JV Group shall be formally submitted to the Board for prior approval by majority decision.

4.3	Each of the parties covenants with the others to exercise its voting and other powers available to it so as to procure compliance with clauses 4.1 and 4.2 above.

4.4	The Board shall initially comprise of six directors made up of an equal number of A Share Directors and B Share Directors.

4.5	Accordingly:

4.5.1	the holders of the A Shares shall have the right to appoint and maintain in place up to three A Share Directors and the initial A Share Directors shall be those persons designated at clause 3.2.3;

4.5.2
the holders of the B Shares shall have the right to appoint and maintain in place, for so long as dsicmm hold in aggregate B Shares carrying not less than 30% of the equity share capital of JVC, three, and failing that, two B Share Directors and the initial B Share Directors shall be those persons designated at sub-clause 3.2.3.

4.6
The post of chairman shall be held by such A Share Director as the holders of a majority of the A Shares shall nominate. The chairman shall not have a casting vote. If the chairman for the time being is unable to attend any meeting of the holders of a majority of the A Shares shall be entitled to appoint another Director appointed by it to act as chairman at the meeting.

4.7
The holders of a majority of the A Shares or the B Shares, as applicable, may nominate a director, and remove a director whom it nominated, by giving notice to the JVC and the other party.  The appointment or removal takes effect on the date on which the notice is received by the JVC or, if a later date is given in the notice, on that date. Each party will consult with the other prior to any appointment or removal of a director.

4.8	The shareholder Group removing a director shall indemnify and keep indemnified the JVC against any claim connected with such director’s removal from office.

4.9	The parties intend there to be a Board meeting at least once a quarter to be held at a location specified by the Board.

4.10	A director may, and at the request of a director, the secretary shall, call a Board meeting.

4.11	The parties shall ensure that at least seven Business Days’ notice of a Board meeting is given to all directors entitled to receive notice accompanied by:

4.11.1	an agenda specifying in reasonable detail the matters to be raised at the meeting; and

4.11.2	copies of any papers to be discussed at the meeting.

4.12	A shorter period of notice of a Board meeting may be given if at least one A Share Director and one B Share Director agree in writing.

4.13	Matters not on the agenda, or business conducted in relation to those matters, may not be raised at a Board meeting unless all the directors present agree in writing.

4.14	Subject to clause 4.20 below, the quorum at any Board meeting (including adjourned meetings) is one A Share Director (or his alternate) and one B Share Director (or his alternate).

4.15	No business shall be conducted at any Board meeting unless a quorum is present at the beginning of the meeting and at the time when there is to be voting on any business.

4.16	If a quorum is not present within 30 minutes after the time specified for a directors’ meeting in the notice of the meeting then it shall be adjourned for 5 Business Days at the same time and place.

4.17
A Board meeting shall be adjourned to another time or date at the request of all the A Share Directors or all the B Share Directors present at the meeting.  No business may be conducted at a meeting after such a request has been made. No more than one such adjournment may be made in respect of a meeting.

4.18	Except as provided by clauses 4.19 and 4.20, at a Board meeting, each director has one vote.

4.19
If the parties are not represented at any meeting of the Board by the maximum number of A Share Directors and/or B Share Directors (whether present in person or by alternate) that DST or the dsicmm Shareholders (as applicable) are entitled to appoint, then the Eligible Directors so nominated by the party which is represented by fewer Eligible Directors shall be entitled at that meeting to such additional vote or votes as if all such Eligible Directors had been present.

4.20
Notwithstanding anything to the contrary set out in this agreement or the Articles, as regards any decision or determination made by the Board regarding a Warranty Claim or Closing Adjustment against DST or the dsicmm Shareholders (as applicable), including the conversion or issue of Shares as contemplated by the applicable documentation, the Eligible Directors appointed by the party against whom such claim is being considered or progressed shall not be entitled to vote as regards that matter, and shall not be required for the purpose of constituting a quorate Board meeting in order to consider (only) such matters.

4.21	The parties hereby agree, and the Eligible Directors shall procure, that the administrative governance rules set out at Schedule 8 are observed at all times.

4.22
The parties shall jointly procure that the affairs of the Subsidiaries of the JVC (including, without limitation, at board level) are governed in a manner consistent with the requirements for the JVC provided for in this Agreement.

4.23
As soon as practicable following Completion, the parties shall procure that the boards of each of the Subsidiaries are changed (with the necessary directors tendering their resignations) to two directors, being Mark Felstead and Steve Towle.

5.	Conduct of JVC’s affairs and Operational Management

5.1
The Shareholders hereby agree and shall exercise all voting rights and other powers available to them in relation to the JVC so as to procure (insofar as they are able to do so by the exercise of those rights and powers) that:

5.1.1
the business of the JV Group consists exclusively of the Business (unless otherwise explicitly agreed by the Shareholders in accordance with clause 4.1) and shall be operated in a commercially reasonable manner calculated to deliver the targets in the Business Plan consistent with applicable laws;

5.1.2
all decisions which can only be decided by the shareholders as a matter of company law shall be considered at a General Meeting of the Shareholders to be convened in accordance with the relevant provisions of the Articles;

5.1.3
all other decisions shall, subject only to the following provisions of this clause 5 and the provisions of clause 4 above, be vested in the Board and decided at meetings of the Board, including without limitation all decisions relating to the general policy and overall management of the JVC and of each of its Subsidiaries.

5.2	An officer nominated by the Board shall prepare and present for the approval of the Board:

5.2.1	each year, an update on the Business Plan; and

5.2.2	each quarter, an operational review and performance report.

5.3
The Managing Director or CEO (as appropriate) and the Board shall at all times ensure that sufficient information is reported and made available to the Shareholders to satisfy all administrative governance requirements as set out in Schedule 8.

6.	Finance for the JVC

6.1
The JVC shall be financed initially by the proceeds of DST’s existing subscriptions for shares prior to the date of this agreement, as referred to in clause 3, the DST Bridge Loan and the ongoing facilities provided by the Bank.

6.2	The use of such funds (totalling £19,940,065) shall be as set out at Schedule 7.

6.3
It is acknowledged that the Board shall seek to raise finance secured against the DST Bristol Property from the Bank or any other recognised financial institution of up to £7,000,000 in order to fund repayment of the DST Bridge Loan, not later than 90 days following Completion, failing which the DST Bridge Loan shall be repayable in whole or in part or convertible into further A Shares in accordance with the terms more fully set out therein.

6.4
Thereafter, it is the intention of the parties that the JVC should be self-financing and, if necessary, should obtain additional financing from third parties without recourse to the Shareholders and without liens on the assets of the JVC or of its Shareholders.   A Shareholder shall not be obliged to contribute further financing or participate for the benefit of the JVC in any guarantee in respect of the obligations of the JVC.

6.5
If the JVC shall require additional finance to achieve the goals set out in the Business Plan and third party finance is not seen as appropriate or feasible by the Board, with Shareholder Approval, the JVC shall be required (and the Board shall ensure) that such cash requirement is achieved by the issue of additional Shares.

6.6
Any allotment of Shares or any interest in shares shall be offered pro rata to all Shareholders upon such terms approved by the Shareholders, including the price per Share, and open for acceptance for a period of not less than 21 days, made to each holder of A Shares and B Shares who shall have the right (but no obligation) to call for the allotment to him, at the same price per share, of such number of Shares (rounded down, if necessary, to the nearest whole share) as would be necessary for his holding of A Shares or B Shares to constitute immediately after the allotment the same proportion of the aggregate number of Shares in issue as it did immediately before the allotment.

6.7	If any Shareholder shall choose not to take up his rights to participate in full then the remaining accepting Shareholders shall be entitled to do so.

6.8	For the avoidance of doubt, this clause 6 shall not apply to any Shares allotted by way of or in lieu of any adjustment pursuant to the terms of the Transfer Documentation.

6.9
It is acknowledged that the DST Cash Bridge Loan is repayable by dsicmm Group Limited on or prior to 31 December 2010, and that in the event of non payment, the lender has the right to call for the transfer of the DST Cash Bridge Loan to the JVC (“Transfer Notice”), and for the subsequent conversion of such of such loan and accrued interest into additional A Shares at a fixed price of £4.44 per share (“Conversion Notice”).

6.10
If a Transfer Notice and/or Conversion Notice are served upon dsicmm Group Limited pursuant to the terms of the DST Cash Bridge Loan, the Parties hereby undertake to procure such action as necessary by the Board and the Shareholders so as to facilitate all necessary steps, and no further consents or approvals shall be required under the provisions of this agreement.

7.	Conflict

7.1
Notwithstanding anything else contained in this agreement, the A Share Directors shall not be entitled to vote or count in any quorum requirement in relation to any possible claim, dispute or request for compensation (or any adjustment on account thereof) by the JVC against the sellers pursuant to the terms of the DST Transfer Agreement;

7.2
Notwithstanding anything else contained in this agreement, the B Share Directors shall not be entitled to vote or count in any quorum requirement in relation to any possible claim, dispute or request for compensation (or any adjustment on account thereof) by the JVC against the sellers pursuant to the dscimm Transfer Agreement.

8.	The Business Plan

8.1	The Business Plan is an annual business plan for the JVC prepared by the JVC and it shall include in relation to the Financial Year to which it relates:

8.1.1	a cashflow statement giving:

(a)	an estimate of the working capital requirements; and

(b)
an indication of the amount (if any) that it is considered prudent to retain, for the purpose of meeting those requirements, out of those profits of the previous Financial Year that are available for distribution to shareholders;

8.1.2	a monthly projected profit and loss account;

8.1.3	an operating budget (including capital expenditure requirements) and balance sheet forecast (the “Budget”);

8.1.4	a management report giving business objectives for the year; and

8.1.5
a financial report which shall include an analysis of the estimated results of the JVC for the previous Financial Year compared with the Business Plan for that year, identifying variations in sales revenues, costs and other material items.

8.2
As regards the Business Plan for the Financial Year in which the JVC is formed, the Eligible Directors shall work together and use all reasonable endeavours to agree and adopt the initial Business Plan by agreement of the Board within 60 days following Completion.

8.3	The Business Plan for every subsequent Financial Year shall be:

8.3.1	prepared by the Board not later than 60 days prior to the end of the preceding Financial Year ; and

8.3.2	adopted and approved by the parties by agreement of the Board as soon as possible after it has been prepared.

8.4	The provisions of this clause 8 shall be subject to the administrative governance rules set out at Schedule 8 where applicable.

9.	Accounting/Tax

9.1
The JVC shall at all times maintain accurate and complete accounting and other financial records including all corporation tax computations and related documents and correspondence with HM Revenue & Customs in accordance with the administrative governance requirements set out at Schedule 8 and the requirements of all applicable laws and generally accepted accounting principles applicable in the United Kingdom.

9.2	Each party and its authorised representatives shall be allowed access at all reasonable times to examine the books and records of the JVC.

9.3
The JVC shall supply each party with the financial information necessary to keep the party informed about how effectively the Business of the JVC is performing and in particular shall supply each party with:

9.3.1	a copy of each year’s Business Plan for approval in accordance with clause 8.3;

9.3.2
a copy of the audited accounts of the JVC prepared in accordance with the laws applicable in and the accounting standards, principles and practices generally accepted in the United Kingdom, within three months of the end of the year to which the audited accounts relate; and

9.3.3	monthly management accounts of the JVC.

9.4
Each party shall be entitled to require the JVC, and the JVC shall as soon as possible comply with such a request, to provide any documents, information and correspondence necessary (at the cost of the party making the request) to enable the relevant party to comply with filing, elections, returns or any other requirements of HM Revenue & Customs or of any other revenue or tax authority.

10.	Dividend policy

10.1
The parties agree that the JVC shall not declare, pay or make any dividend or other distribution until Group Borrowings have been reduced or repaid to a target level of 1:1 debt/net tangible capital (the “Target Level”).

10.2
If and to the extent that Group Borrowings are below the Target Level, excess cash shall be used to grow the JV Group and/or be available to fund the buy-back of minority shareholders and/or fund dividend payments, to be determined by the Board in the light of prevailing circumstances.

10.3	Any dividend payments shall be applied pro rata amongst all Shareholders.

10.4	The Shareholders shall procure that such distributions are made by any Subsidiaries of the JVC as may be required to give full effect to the policy set out in this clause 10 on a consolidated basis.

11.	Deadlock

11.1	There is a “Deadlock” if:

11.1.1	the Board or Shareholders cannot agree in relation to a Reserved Matter or any other matter properly addressed by the Board or Shareholders under English law; or

11.1.2	either the A Share Directors or the B Share Directors do not attend an original and adjourned meeting of the Board leaving such meetings inquorate,

and either DST or the dsicmm Representative has notified the other that the following deadlock resolution procedure should apply.

11.2
In the event of a Deadlock each of DST or the dsicmm Representative shall, within ten (10) Business Days of the Deadlock arising or becoming apparent, cause the directors appointed by DST/dsicmm to prepare and circulate to the Shareholders and other directors a memorandum or other form of statement setting out its position on the matter in dispute and its reasons for adopting that position.  The memorandum or statement prepared by each of DST and the dsicmm Representative shall be considered by the Chief Finance Officer of DST Systems Inc. and the dsicmm Representative (together the “Representatives”) who shall, acting reasonably, endeavour to resolve the dispute.  If such persons agree upon a resolution of the matter, they shall sign a statement setting out the terms of the resolution and the Board or Shareholders, as appropriate, shall exercise the voting rights and other powers available to them in relation to the JVC and its Subsidiaries to procure that the resolution is promptly carried into effect.

11.3
If no agreement is reached in accordance with clause 11.2 or at any time following the circulation of the statement set out at clause 11.2, either DST or the dsicmm Representative conclude the matter cannot reasonably be settled within a reasonable period of time then either DST or the dsicmm Representative can serve a “Deadline Notice”:

11.3.1	stating that in its opinion a Deadlock has occurred; and

11.3.2	identifying the matter giving rise to the Deadlock.

11.4	The parties undertake that they shall use all reasonable endeavours in good faith to resolve the dispute.

11.5	For the avoidance of doubt, there is no deadlock if a meeting, or adjourned meeting, is inquorate because the person who proposed the resolution does not attend.

12.	Resolution of deadlock

12.1
A Deadlock Resolution Notice is a notice served by DST or the dsicmm Representative at any time after service of a Deadline Notice on the other in which the server offers, at the price for each share specified in the notice (in cash and not on deferred terms), either to sell its entire holding of A Shares or B Shares (for and on behalf of the dsicmm Shareholders in the case of the B Shares) to the recipient of the notice or to buy all the recipient’s Shares in the JVC. Any notice or counter notice to purchase Shares under this clause 12 shall include evidence of committed or available funds to make the purchase specified in such notice or counter notice.

12.2	A Deadlock Resolution Notice may not be revoked.

12.3
The recipient of a Deadlock Resolution Notice may choose to do either of the following (in the case of the dsicmm Representative, for and on behalf of the dsicmm Shareholders) at the price for each share specified in the Deadlock Resolution Notice, by serving a counter-notice within 28 days of receiving the Deadlock Resolution Notice (the first day is the day after the day of receipt):

12.3.1	buy all the Shares in the JVC of the server of the Deadlock Resolution Notice; or

12.3.2	sell all its Shares in the JVC to the server of the Deadlock Resolution Notice.

12.4
If no counter-notice is served within the period of 28 days available, the recipient of the Deadlock Resolution Notice is deemed to have accepted the offer in the Deadlock Resolution Notice at the expiry of that period.

12.5	The service of a counter-notice, or deemed acceptance of the Deadlock Resolution Notice, shall bind the parties to buy and sell the Shares (as the case may be) on the terms set out in clause 18.

12.6	If both parties serve a Deadlock Resolution Notice under clause 12.1, only the first Deadlock Resolution Notice to be served shall be effective.

12.7
If at the end of the 28 day period specified in clause 12.1 neither party has served a Deadlock Resolution Notice, either party may elect by written notice served on the other party for the JVC to be wound up in accordance with clause 17.

12.8
References in this clause 12 to Shares held by a party in the JVC are to all the Shares in the JVC held by that party and not to some portion of those Shares. Having further regard to the provisions of clause 18, the dsicmm Representative shall for the purposes of clauses 13 and 14 act for and on behalf of the dsicmm Shareholders and reference to the sale or purchase of Shares shall be deemed to be reference to all B Shareholders and all B Shares, and the Shareholders shall act and be bound accordingly.

13.	Transfer of shares

13.1
No party shall transfer, grant any security interest over, or otherwise dispose of or give any person any rights in or over any Share or interest in any Share in the JVC unless it is permitted or required under this agreement and carried out in accordance with the terms of this agreement. If a party transfers (or purports to transfer) any shares other than in accordance with this clause, it shall be deemed to have served a Transfer Notice.

13.2	A Shareholder may make a transfer of Shares that would otherwise be prohibited by this clause if the holders of not less than 80 per cent. of the shares in the JVC have consented to it in writing.

13.3
In the case of a corporate shareholder, a Shareholder may transfer all of its shares in the JVC to a member of its Group without following the steps in this clause if at the time of the transfer and in relation to all the shares being transferred, the transferring party:

13.3.1
procures that the transferee executes and delivers to the other party a deed of adherence in the form annexed to this agreement agreeing to be bound by the terms of this agreement as if it were a party to it; and

13.3.2	guarantees all the obligations and any liabilities of the transferee under that agreement.

13.4	A Shareholder may transfer all of its shares in the JVC to any person for cash and not on deferred terms if the Shareholder follows the steps in this clause.

13.5
The Shareholder wishing to transfer all its Shares (the “Seller”) having identified a third party purchaser for such Shares shall give an irrevocable notice (a “Transfer Notice”) to the other Shareholders (“Continuing Shareholders”) of the details of the proposed transfer including:

13.5.1	details of the proposed third party transferee (the “Sale Shares”) together with a copy of the binding written offer to purchase such Sale Shares; and

13.5.2	the price (in cash) at which it wishes to transfer the Sale Shares.

13.6
If the Continuing Shareholders (or any of them) give notice to the Seller within 28 days of receiving the Transfer Notice (the first day being the day after it receives the Transfer Notice) that it/they wish(es) to buy the Sale Shares, the Continuing Shareholders shall have the right to do so at the price specified in the Transfer Notice, subject to evidencing confirmation of committed or available funds for such purchase.  Following any such offer, if acceptances are received in respect of an aggregate number of shares in excess of that offered, the number of Sale Shares shall be allocated amongst those who have accepted the same in proportion to the number of shares of the relevant class held by each acceptor provided that no acceptor shall be obliged to acquire more Sale Shares than the number for which he has applied.  In the case of a proposed transfer of A Shares, the Sale Shares shall first be offered in accordance with the foregoing provisions to the remaining holders of the A Shares (if any) and then to the holders of the B Shares. In the case of a proposed transfer of B Shares, the Sale Shares shall first be offered in accordance with the foregoing provisions to the remaining holders of the B Shares (if any), and then to the holders of the A Shares.

13.7
The Continuing Shareholders shall be bound to buy the Sale Shares when it/they give(s) notice to the Seller under clause 13.6 that it/they wish(es) to do so. The sale and purchase of shares shall take place on the terms set out in clause 18.

13.8
If at the expiry of the period specified in clause 13.6 the Continuing Shareholders have not notified the Seller that they wish to buy all of the Sale Shares, the Seller may transfer all of its Sale Shares to the buyer identified in the Transfer Notice at a price not less than the price specified in that notice provided that it does so within three months of the expiry of the period specified in clause 13.6 failing which the rights of first refusal in this clause 13 shall continue to apply.

13.9
Each Shareholder undertakes (in respect of the shares that it holds) to give, and to use its reasonable efforts to procure that shareholders in its Group give, the approvals required for the transfer of shares under this clause.

13.10
The Seller shall procure that, in relation to the shares being sold in the JVC, any buyer of the shares who is not already a Shareholder and therefore a party to this agreement, shall adhere to the terms of this agreement on completion of the sale of such shares with the Continuing Shareholder on the same terms as apply to the Seller in relation to those shares before completion.

13.11	References in this clause to shares held by a party in the JVC are to all the Shares in the JVC held by that party or any member of its Group and not to some only of those Shares.

13.12
At any time following the commencement of the Sale Period, each of DST and the holders of the B Shares (acting together by the dsicmm Representative) shall be entitled to serve notice on the other (a “Sale Notice”) in which the server offers, at the price for each Share specified in the notice (in cash and not on deferred terms), either to sell its entire holding of A Shares or B Shares (for and on behalf of the dsicmm Shareholders in the case of the B Shares) to the recipient of the notice or to buy all the recipient’s Shares. Any Sale Notice or counter notice to purchase Shares under this sub-clause 13.12 shall include evidence of committed or available funds to make the purchase specified in such notice or counter notice.

13.13	A Sale Notice may not be revoked.

13.14
The recipient of a Sale Notice may choose to do either of the following (in the case of the dsicmm Representative, for and on behalf of the dsicmm Shareholders) at the price for each Share specified in the Sale Notice, by serving a counter-notice within 28 days of receiving the Sale Notice (the first day is the day after the day of receipt):

13.14.1	buy all the Shares in the JVC of the server of the Sale Notice; or

13.14.2	sell all its Shares in the JVC to the server of the Sale Notice.

13.15	If no counter-notice is served within the period of 28 days available, the recipient of the Sale Notice is deemed to have accepted the offer in the Sale Notice at the expiry of that period.

13.16	The service of a counter-notice, or deemed acceptance of the Sale Notice, shall bind the parties to buy and sell the Shares (as the case may be) on the terms set out in clause 18.

13.17	If both parties serve a Sale Notice under sub-clause 13.12 only the first Sale Notice to be served shall be effective.

13.18
References in this clause 13 to Shares held by a party in the JVC are to all the Shares in the JVC held by that party and not to some portion of those Shares. Having further regard to the provisions of clause 18, the dsicmm Representative shall for the purposes of clauses 13 and 14 act for and on behalf of the dsicmm Shareholders and reference to the sale or purchase of Shares shall be deemed to be reference to all B Shareholders and all B Shares, and the Shareholders shall act and be bound accordingly.

13.19
For the avoidance of doubt, the pre-emption provisions contained in this clause 13 shall not apply in the case of a sale to a purchaser and exercise of the “Drag Along Option” as provided for by article 16 of the Articles.

14.	Obligatory transfer event

If anything mentioned in this clause happens to a party it is an Obligatory Transfer Event in respect of that party and the provisions of clause 15 apply:

14.1.1
the passing of a resolution for the liquidation of the party other than a solvent liquidation for the purpose of the reconstruction or amalgamation of all or part of the party’s Group (the structure of which has been previously approved by the other party in writing) in which a new company assumes (and is capable of assuming) all the obligations of the party; or

14.1.2	the presentation at court by any competent person of a petition for the winding up of the party and which has not been withdrawn or dismissed within fourteen days of such presentation; or

14.1.3
the issue at court by any competent person of a notice of intention to appoint an administrator to the party, a notice of appointment of an administrator to the party or an application for an administration order in respect of the party; or

14.1.4	any step is taken by any person to appoint a receiver, administrative receiver or manager in respect of the whole or a substantial part of the assets or undertaking of the party; or

14.1.5	the party being unable to pay its debts as they fall due for the purposes of section 123 of the Insolvency Act 1986; or

14.1.6	the party entering into a composition or arrangement with its creditors; or

14.1.7	the party dying; or

14.1.8	the party ceasing to carry on its business or substantially all of its business; or

14.1.9
in the case of the Obligatory Transfer Events set out in sub-clauses 14.1.1, 14.1.2, 14.1.3 or 14.1.4 above, any competent person takes any analogous step in any jurisdiction in which the relevant party carries on business; or

14.1.10	in the case of an individual shareholder, being declared bankrupt or of unsound mind.

15.	Transfer following obligatory transfer event

15.1
Where an Obligatory Transfer Event happens to a party (in this clause the “Seller”) it (or its personal representative as applicable) shall give notice of it to the other Shareholders (in this clause the “Buyers”) as soon as possible and, if it does not, it is deemed to have given such notice on the date on which the Buyers become aware of such Obligatory Transfer Event (“Notice of Obligatory Transfer Event”).

15.2
As soon as practicable after service, or deemed service, of the Notice of Obligatory Transfer Event, the parties shall appoint an Expert to determine the Fair Value of the Seller’s shares in the JVC (“Sale Shares”).

15.3
The Buyers have the right, within 28 days of receiving notification of the Fair Value determined by the Expert (the first day being the day after the Buyers receive the Fair Value notification) to serve a notice on the Seller to buy all of the Sale Shares at the Fair Value.

15.4
If the Buyers (or any of them) give notice to the Seller within 28 days of receiving notification of Fair Value that it/they wish(es) to buy the Sale Shares, the Buyers shall have the right to do so at the price specified in the Fair Value notification, subject to evidencing confirmation of committed or available funds for such purchase. Following any such offer, if acceptances are received in respect of an aggregate number of shares in excess of that offered, the number of Sale Shares shall be allocated amongst those Buyers who have accepted the same in proportion to the number of shares of the relevant class held by each acceptor provided that no acceptor shall be obliged to acquire more Sale Shares than the number for which he has applied. In the case of a proposed transfer of A Shares, the Sale Shares shall first be offered in accordance with the foregoing provisions to the remaining holders of the A Shares (if any) and then to the holders of the B Shares. In the case of a proposed transfer of B Shares, the Sale Shares shall first be offered in accordance with the foregoing provisions to the remaining holders of the B Shares (if any), and then to the holders of the A Shares.

15.5
The Buyers shall be bound to buy the Sale Shares when it/they give(s) notice to the Seller under clause 15.3 that it/they wish(es) to do so. The sale and purchase of shares shall take place on the terms set out in clause 18.

15.6	In this clause the Fair Value of the Sale Shares shall be the value that the Expert certifies to be the fair market value in his opinion based on the following assumptions:

15.6.1	the sale is between a willing buyer and a willing seller on the open market;

15.6.2	the sale is taking place on the date that the Obligatory Transfer Event occurred;

15.6.3	if the JVC is then carrying on its Business as a going concern, on the assumption that it shall continue to do so;

15.6.4	the shares are sold free of all Encumbrances;

15.6.5	to take account of any other factors that the Expert reasonably believes should be taken into account; and

15.6.6	in the case only of an Obligatory Transfer Event on the grounds specified at sub-clause 14.1.7 above, no discount being applied for a minority holding.

15.7	If any problem arises in applying any of the assumptions set out in clause 15.6 the Expert shall resolve the problem in whatever manner he shall, in his absolute discretion, think fit.

15.8	The Expert shall be requested to determine the Fair Value of the Sale Shares within 20 Business Days of his appointment and to notify the Buyer and Seller in writing of his determination.

15.9	The service of a notice to buy under clause 15.3 shall bind the parties to buy and sell the shares, as the case may be, in accordance with clause 18.

16.	dsicmm Representative

16.1
The dsicmm Shareholders shall appoint a single representative from amongst them (the “dsicmm Representative”) from time to time and such dsicmm Representative shall be irrevocably and unconditionally authorised to report and act for and on behalf of each of the dsicmm Shareholders for the purpose of (and only for the purpose of) giving or providing any consent or approval or the service of any notice required by the terms of this agreement, including under clauses 12, 13 and 14.

16.2
The initial dsicmm Representative shall be Mark Felstead and the dsicmm Shareholders shall be entitled to replace the dsicmm Representative from time to time by notice signed for or on behalf of the holders of a majority of the B Shares served on DST.

16.3	As regards any consent, approval or notice pertaining to B Shares, the dsicmm Representative shall act based on the instructions of the holders of a majority of the B Shares for the time being.

16.4	DST shall be entitled to rely on any approval or consent given or provided by the dsicmm Representative without any further enquiry.

17.	Termination and liquidation

17.1	Except for the provisions which this clause states shall continue in full force after termination, this agreement shall terminate:

17.1.1	when there is only one owner of all the Shares; or

17.1.2
when a resolution is passed by shareholders or creditors, or an order made by a court or other competent body or person instituting a process that shall lead to the JVC being wound up and its assets being distributed among the JVC’s creditors, shareholders or other contributors; or

17.1.3	when the parties agree in writing so to do.

17.2	Termination of this agreement shall not affect any rights or liabilities that the parties have accrued under it.

17.3	Where the JVC is to be wound up and its assets distributed, the parties shall agree a suitable basis for dealing with the interests and assets of the JVC and shall endeavour to ensure that:

17.3.1	all existing contracts of the JVC are performed to the extent that there are sufficient resources;

17.3.2	the JVC shall not enter into any new contractual obligations; and

17.3.3	the JVC is dissolved and its assets are distributed as soon as practical.

17.4
Where any party is required by any law, regulation or governmental or regulatory authority to retain any proprietary information (or copies of such information) of the other party or the JVC, it shall notify the other party in writing of such retention giving details of the information that it has been required to retain.

18.	Completion of the sale and purchase of shares in the JVC

18.1	This clause applies only to transfers between the parties pursuant to clause 12 (resolution of deadlock), clause 13 (transfer of shares) and clause 15 (transfer following obligatory transfer event).

18.2	The sale of shares under this agreement shall be completed at the offices of the JVC on the tenth Business Day:

18.2.1	after the deemed acceptance of a Deadlock Resolution Notice under clause 12.4 or receipt of a counter-notice to a Deadlock Resolution Notice under clause 12.3; or

18.2.2	after the Continuing Shareholder (having received a Transfer Notice) gives notice to the Seller that it wishes to buy all the Seller’s shares under clause 13.6; or

18.2.3	after service of a notice to buy under clause 15.3.

18.3	At completion the party selling the shares shall:

18.3.1
transfer the shares free from all Encumbrances by way of a duly completed share transfer form to the buyer together with the relevant share certificate and such other documents as the buyer may reasonably require to show good title to the shares or enable it to be registered as the holder of the shares;

18.3.2	deliver the resignations of any directors appointed by the selling party to take effect at completion and acknowledging that they have no claims against the JVC;

18.3.3	warrant that it is selling the shares with full title guarantee;

18.3.4
warrant that no commitment has been given to create an Encumbrance affecting the shares being sold (or any unissued shares or other securities of the JVC) and that no person has claimed any rights in respect thereof;

18.3.5	undertake to do all it can, at its own cost, to give the buyer the full legal and beneficial title to the shares; and

18.3.6	provide the JVC with a waiver in writing of any rights it may have to be issued with any share capital or other securities in the JVC (if applicable).

18.4	At completion the buying party shall pay the purchase price in cleared funds by telegraphic transfer to the selling party.

18.5
At or before completion the JVC shall repay any loans made by the selling party to the JVC (together with any interest accrued thereon) and the parties shall use all reasonable endeavours to procure that the selling party is released from any guarantees, security arrangements and other obligations that it has given in respect of the JVC and its business.

18.6
The parties shall procure the registration (subject to due stamping by the buyer) of the transfer of shares in the JVC pursuant to this clause and each of them consents to such transfer and registration pursuant to this agreement and the Articles.

18.7
The shares shall be sold with all rights that attach, or may in the future attach, to them (including the right to receive all dividends and distributions declared, made or paid on or after the events referred to in clause 18.2.1 clause 18.2.2 and clause 18.2.3).

18.8	The party buying the shares is not obliged to complete the purchase of any of the shares being sold unless the purchase of all the shares being sold is completed simultaneously.

18.9	If the party selling the shares fails to complete the transfer of shares as required under this clause or take any of the steps contemplated by this clause 18, the JVC:

18.9.1
is hereby and irrevocably authorised to appoint any person to transfer the shares on the selling party’s behalf and to do anything else (including the execution of all necessary instruments of transfer) that the party buying the shares may reasonably require to complete the sale; and

18.9.2	may receive the purchase price in trust for the party selling the shares, giving a receipt that shall discharge the party buying the shares.

19.	Non-poaching provisions

19.1
Each party (severally) undertakes to the other parties and to the JVC (on its own behalf and on behalf of the Subsidiaries), during the times specified below, not to offer employment to, enter into a contract for the services of, or attempt to solicit or seek to entice away from the JVC or any of its Subsidiaries any individual who is at the time of the offer, a director, officer or employee holding an executive or managerial position with the JVC or any of its Subsidiaries or procure or facilitate the making of any such offer or attempt by any other person. The times during which the restrictions apply are:

19.1.1	any time when the party in question is a Shareholder; and

19.1.2	for a period of one year after the party in question ceases to be a Shareholder.

19.2
The undertakings in this clause are given by each party to the other and the Company, and apply to actions carried out by each party in any capacity and whether directly or indirectly, on the party’s own behalf, on behalf of any other person or jointly with any other person.

19.3
Each of the covenants in this clause is considered fair and reasonable by the parties. If any such restriction shall be found to be unenforceable but would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and effective.

19.4	It is acknowledged and agreed that the Contract (Rights of Third Parties) Act 1999 shall and is intended to apply to the JVC for the purposes of this clause 19 and clauses 27, 30, 33 and 34.

20.	Status of agreement

20.1
Each party shall, to the extent that it is able to do so, exercise all its voting rights and other powers in relation to the JVC to procure that the provisions of this agreement are properly and promptly observed and given full force and effect according to the spirit and intention of the agreement.

20.2	If any provision in the Articles conflicts with any provision of this agreement, this agreement shall prevail.

20.3
The parties shall, when necessary, exercise their powers of voting and any other rights and powers they have to amend, waive or suspend a conflicting provision in the Articles to the extent necessary to permit the JVC and its business to be administered as provided in this agreement.

21.	Confidentiality

21.1	In this clause Confidential Information means any information:

21.1.1
which either party may have or acquire (whether before or after the date of this agreement) in relation to the customers, suppliers, business, assets or affairs of the JVC (including, without limitation, any information provided pursuant to clause 9);

21.1.2
which either party or any member of its Group may have or acquire (whether before or after the date of this agreement) in relation to the customers, suppliers, business, assets or affairs of the other party or any member of the other party’s Group, as a consequence of the negotiations relating to this agreement or any other agreement or document referred to in this agreement or the performance of the agreement or any other agreement or document referred to in this agreement; or

21.1.3	which relates to the contents of this agreement (or any agreement or arrangement entered into pursuant to this agreement),

but excludes the information in clause 21.2.

21.2	Information is not Confidential Information if:

21.2.1	it is or becomes public knowledge other than as a direct or indirect result of the information being disclosed in breach of this agreement;

21.2.2
either party can establish to the reasonable satisfaction of the other party that it found out the information from a source not connected with the other party or its Group and that the source is not under any obligation of confidence in respect of the information;

21.2.3
either party can establish to the reasonable satisfaction of the other party that the information was known to the first party before the date of this agreement and that it was not under any obligation of confidence in respect of the information; or

21.2.4	the parties agree in writing that it is not confidential.

21.3
Each party shall at all times use all reasonable endeavours to keep confidential (and to ensure that its employees, agents, Subsidiaries and the employees and agents of such Subsidiaries, and the JVC (in respect of information specified in clause 21.1.2 and clause 21.1.3) shall keep confidential) any Confidential Information and shall not use or disclose any such Confidential Information except:

21.3.1	to another member of the DST Group, as the case may be, or to a party’s professional advisers where such disclosure is for a purpose related to the operation of this agreement;

21.3.2	with the written consent of such of the JVC or the party or any member of its Group that the information relates to;

21.3.3
as may be required by law or by the rules of any recognised stock exchange, or governmental or other regulatory body, when the party concerned shall, if practicable, supply a copy of the required disclosure to the other before it is disclosed and incorporate any amendments or additions reasonably required by the other and which would not thereby prevent the disclosing party from complying with its legal obligations;

21.3.4	to any tax authority to the extent reasonably required for the purposes of the tax affairs of the party concerned or any member of its Group; or

21.3.5	if the information comes within the public domain (otherwise than as a result of the breach of this clause 21.3).

21.4
Each party shall inform (and shall use all reasonable endeavours to procure that any Subsidiary and the JVC shall inform) any officer, employee or agent or any professional adviser advising it in relation to the matters referred to in this agreement, or to whom it provides Confidential Information, that such information is confidential and shall require them:

21.4.1	to keep it confidential; and

21.4.2	not to disclose it to any third party (other than those persons to whom it has already been disclosed in accordance with the terms of this agreement).

21.5
Upon termination of this agreement, either party may demand from the other and the JVC the return of any documents containing Confidential Information in relation to the first party by notice in writing whereupon the other party shall (and shall use all reasonable endeavours to ensure that its Subsidiaries, and its officers and employees and those of its Subsidiaries and the JVC shall):

21.5.1	return such documents; and

21.5.2	destroy any copies of such documents and any other document or other record reproducing, containing or made from or with reference to the Confidential Information,

save, in each case, for any submission to or filings with governmental, tax or regulatory authorities. Such return or destruction shall take place as soon as practicable after the receipt of any such notice.

21.6	The obligations of each of the parties in this clause 21 shall continue without limit in time and notwithstanding termination of this agreement for any cause.

21.7	On the signing of this agreement the parties shall issue a joint announcement about the formation of the JVC in the agreed form.

22.	Warranty

22.1
Each Shareholder severally warrants that the entering into by it/him of this agreement has been duly authorised. Neither the execution and delivery hereof, nor the consummation of the transactions contemplated hereby, nor compliance with any of the terms and provisions hereof does or will violate any provision of its memorandum of association, bylaws or other organisational documents or any law, judgment, order or decree of any government or governmental instrument or court having jurisdiction over that Shareholder.

22.2
Each Shareholder severally warrants in relation to it that during the term of this agreement all of the obtained permissions, authorisations, approvals and consents that are required to perform its obligations under this agreement shall be (and continue to be) valid, legal and in full force.

22.3
The parties acknowledge and recognise that each of the DST Transfer Agreement and the dsicmm Transfer Agreement contains warranties and indemnities given in favour of the JVC, and that the agreed initial shareholding position of the parties in the JVC as set out at Schedule 4 is predicated on the basis that there is no liability for breach of warranty or any other indemnity claim or price adjustment.

22.4
If, for any reason, any party has liability for a Warranty Claim or a Closing Adjustment under the terms of the applicable Transfer Documentation, and the applicable parties thereto are unable or unwilling to make the payment due within the period set out under the terms thereof, the Parties acknowledge that adjustments will be made to the equity shareholding (of A Shares or B Shares as applicable) by the conversion (on a one for one basis) of A Shares or B Shares into Deferred Shares as more fully set out in the applicable Transfer Documentation.

23.	Assignments

23.1
No person may assign, or grant any Encumbrance over or deal in any way with, any of its rights under this agreement or any document referred to in it without the prior written consent of all the parties.

23.2	Each person that has rights under this agreement is acting on its own behalf.

24.	Variation and waiver

24.1	A variation of this agreement shall be in writing and signed by or on behalf of all parties.

24.2	A waiver of any right under this agreement is only effective if it is in writing and it applies only to the person to which the waiver is addressed and the circumstances for which it is given.

24.3	A person that waives a right in relation to one person, or takes or fails to take any action against that person, does not affect its rights against any other person.

24.4
No failure to exercise or delay in exercising any right or remedy provided under this agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

24.5	No single or partial exercise of any right or remedy under this agreement shall preclude or restrict the further exercise of any such right or remedy.

24.6	Unless specifically provided otherwise, rights and remedies arising under this agreement are cumulative and do not exclude rights and remedies provided by law.

25.	Costs

Unless otherwise provided, all costs in connection with the negotiation, preparation, execution and performance of this agreement, shall be borne by the party that incurred the costs.

26.	No partnership

The parties to this agreement are not in partnership with each other and there is no relationship of principal and agent between them.

27.	Third party rights

27.1
A person who is not a party to this agreement shall not have any rights under or in connection with it by virtue of the Contracts (Rights of Third Parties) Act 1999 except where such rights are expressly granted hereunder.

27.2
The right of the parties to terminate, rescind or agree any amendment, variation, waiver or settlement under this agreement is not subject to the consent of any person that is not a party to the agreement.

28.	Notice

28.1	A notice given under this agreement:

28.1.1	shall be in writing in the English language (or be accompanied by a properly prepared translation into English);

28.1.2
shall be sent for the attention of the person, and to the address, or fax number, given in this clause 28 (or such other address, fax number or person as the relevant party may notify to the other party); and

28.1.3	shall be:

(a)	delivered by hand; or

(b)	sent by fax; or

(c)	sent by pre-paid United Kingdom first-class post; or

(d)	(if the notice is to be served or given outside the country from which it is sent) sent by reputable international overnight courier; or

(e)	sent by email to an email address notified by the relevant party to the other party for such purpose (if the notice is served or given under any of clause 4.7 to clause 4.13).

28.2	The addresses for service of notice are:

28.2.1	DST Process Solutions Limited

Address:                             DST House, St Mark’s Hill, Surbiton, Surrey, KT6 4QD

For the attention of:          Robert Evans

Fax number:                        0208 390 7000

28.2.2	As regards the dsicmm Shareholders or the dsicmm Representative (in that capacity), the addresses set out at Schedule 1.

28.3	A notice is deemed to have been received:

28.3.1	if properly addressed and delivered by hand, when it was given or left at the appropriate address; or

28.3.2	if sent or supplied by electronic means, if properly addressed, one hour after the notice was sent or supplied;

28.3.3
if properly addressed and sent by pre-paid United Kingdom first class post to an address in the United Kingdom, 48 hours after it was posted or five Business Days after posting either to an address outside the United Kingdom or from outside the United Kingdom to an address within the United Kingdom, if (in each case) sent by reputable international overnight courier addressed to the intended recipient, provided that delivery in at least five Business Days was guaranteed at the time of sending and the sending party receives a confirmation of delivery from the courier service provider; or

28.3.4
if deemed receipt under the previous paragraphs of this sub-clause is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), when business next starts in the place of deemed receipt.

28.4	In proving that any notice was properly addressed, it is sufficient to show that the notice was delivered to an address provided for such purpose pursuant to this agreement.

29.	Interest on late payment

29.1
Where a sum is required to be paid under this agreement but is not paid before or on the date the parties agreed, the person due to pay the sum shall also pay an amount equal to interest on that sum at the rate set out in clause 29.2 for the period beginning with the date on which the payment was due and ending with the date the sum is paid (and the period shall continue after as well as before judgment).

29.2	The rate of interest shall be 8% per annum. Interest shall accrue on a daily basis and be compounded quarterly.

29.3	This clause 29 is without prejudice to any claim for interest under the Late Payment of Commercial Debts (Interest) Act 1998.

30.	Language

If this agreement is translated into any language other than English, the English language text shall prevail.

31.	Severance

31.1
If any provision of this agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

31.2
If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted or modified, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

32.	Further assurance

Without prejudice to clause 3, each party shall promptly execute and deliver all such documents, and do all such things, as the other party may from time to time reasonably require for the purpose of giving full effect to the provisions of this agreement.

33.	Counterparts

This agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

34.	Agreement survives completion

This agreement (other than obligations that have already been fully performed) remains in full force after Completion.

35.	Governing law and jurisdiction

35.1
This agreement and any disputes or claims arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) are governed by and construed in accordance with the law of England.

35.2
The parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

36.	Entire agreement

36.1
This agreement, and any documents referred to in it, constitute the whole agreement between the parties and supersede any previous arrangement, understanding or agreement between them relating to the subject matter they cover.

36.2
Each party acknowledges that in entering into this agreement, and any documents referred to in it or executed contemporaneously with it, it does not rely on, and shall have no remedy in respect of, any statement, representation, assurance or warranty of any person other than as expressly set out in this agreement or those documents.

36.3	Nothing in this clause 36 operates to limit or exclude any liability for fraud.

AS WITNESS the hands of the Parties or their duly authorised representatives on the date first appearing at the head of this Agreement.

Schedule 1

       Details of dsicmm Shareholders

Name	Address	Pre-Completion shareholding in dsicmm Group Limited
Mark Thomas Felstead	Worthyvale Manor, Camelford, Cornwall PL32 9TT	771,015 Ordinary Shares 1 deferred share
Susan Ann Felstead	Worthyvale Manor, Camelford, Cornwall PL32 9TT	771,015 Ordinary Shares
Andrew Young	Springfield Farm, Uley, Dursley, Gloucestershire GL11 5AN	771,015 Ordinary Shares
David Neil Reynolds	Little Warley Hall, Little Warley Lane, Little Warley, Brentwood, Essex CM13 3EN	337,601 Ordinary Shares
Asa Mark Burrows	59 Baynard Avenue, Little Dunmow, Essex CM6 3FF	261,323 Ordinary Shares
Timothy James Drake	Eastwing, Hassobury Mansions, Farnham, Bishops Stortford, Hertfordshire CM23 1JR	162,427 Ordinary Shares
Yolanda Jane Noble	Goat Hill Farm, Well Hill Lane, Chelsfield, Orpington, Kent BR6 7JQ	496,632 Ordinary Shares
Martin Richard Williams	54 Town Hill, West Malling, Kent ME19 6QN	496,632 Ordinary Shares

Schedule 2

       Details of dsicmm Entities

       Part A

       dsicmm Group Limited

Company number	06180792
Date of incorporation	23 March 2007
Registered office	Evolution House, Choats Road, Dagenham, Essex, RM9 6BF
Directors
Andrew Young, Asa Mark Burrows, Timothy James Drake, Mark Thomas Felstead, Karen Elizabeth Hayley, Susan Phaik Suan Liow, Alastair Duncan Maclean, Yolanda Jane Noble, David Neil Reynolds, Martin Richard Williams

Secretary	Andrew Young
Auditors	Kingston Smith LLP
Authorised share capital	No restriction
Issued share capital	£47,298.373 divided as follows, 4,729,837 Ordinary Shares of £0.01 each and, 1 Deferred Share of £0.003864484
Members (and number/class of shares held)	Mark Thomas Felstead	771,015 Ordinary Shares
1 Deferred Share
	Susan Ann Felstead	771,015 Ordinary Shares
	Andrew Young	771,015 Ordinary Shares
	David Neil Reynolds	337,601 Ordinary Shares
	Asa Mark Burrows	261,323 Ordinary Shares
	Timothy James Drake	162,427 Ordinary Shares
	Yolanda Jane Noble	496,632 Ordinary Shares
	Martin Richard Williams	496,632 Ordinary Shares
	Alastair Duncan Maclean	496,632 Ordinary Shares
	Karen Elizabeth Hayley	165,545 Ordinary Shares
Charges/Mortgages
Debenture with a fixed and floating charge created on 24 December 2008 (registered on 2 January 2009) in favour of Lloyds TSB Bank plc over all property and assets, present and future, including goodwill, book debts, uncalled capital, buildings, fixtures and fixed plant & machinery.

Debenture with a fixed and floating charge created on 24 December 2008 (registered on 2 January 2009) in favour of Lloyds TSB Commercial Finance Limited over all property and assets, present and future, including goodwill, book debts, uncalled capital, buildings, fixtures and fixed plant and machinery of dsicmm.

A mortgage created on 24 December 2008 (registered on 2 January 2009) in favour of Lloyds TSB Bank plc over certain securities held by dsicmm in members of its group.
An omnibus guarantee and set-off created on 24 December 2008 (registered on 2 January 2009) in favour of Lloyds TSB Bank plc over certain sums standing to the credit of any account of any group company held with Lloyds TSB Bank plc.

An omnibus guarantee and set-off created on 21 May 2009 (registered on 22 May 2009) in favour of Lloyds TSB Bank plc over certain sums standing to the credit of any account of any group company held with Lloyds TSB Bank plc.

Subsidiaries
dsicmm Limited

K2 Direct Limited

CMM Group Limited (dormant)

The dsi and cmm Group Limited (dormant)

Emeness Limited (dormant)

Pickfield Printing Company Limited (dormant)

Link 2 Direct Limited (dormant)

Konvergence Limited (dormant)

Burnham International Limited (dormant)

Corporate Mailing Matter Limited (dormant)

Alphamail Limited (dormant)

dsi Nexdox Limited (dormant)

dsi Sameday Express Limited

dsi Billing Services

Colourworks Docklands Limited (dormant)

Colourworks Design Company Limited (dormant)

Colourworks Digital Limited (dormant)

The Colourworks Printing Co Limited (dormant)

Emeness Printers Limited (dormant)

Print Finishing Works Limited (dormant)

Clickonprint.com Limited (dormant)

Response Handling Centres Limited

European Direct Mail Specialist Limited

Schedule 3

       Details of DST Entities

1.	DST Realty (UK) Limited

Company number	03010097
Date of incorporation	16 January 1995
Registered office	DST House, St Marks Hill Surbiton Surrey KT6 4QD
Directors	Thomas Richard Abraham, Stephen Cooke
Secretary	Robert Wyn Evans
Auditors
Authorised share capital	1,000,000 Ordinary Shares of £1 each
Issued share capital	3,502 Ordinary Shares of £1 each
Members (and number/class of shares held)	DST Global Solutions Limited
Charges/Mortgages	None
Subsidiaries	None

2.	DST Output Limited

Company number	04220397
Date of incorporation	21 May 2001
Registered office	DST House, St Marks Hill Surbiton Surrey KT6 4QD
Directors	Thomas Richard Abraham, Stephen Cooke
Secretary	Robert Wyn Evans
Auditors
Authorised share capital	1,000,000 Ordinary Shares of £1 each
Issued share capital	5,500 Ordinary Shares of £1 each
Members (and number/class of shares held)	DST Global Solutions Limited
Charges/Mortgages	None
Subsidiaries	None

Schedule 4

              Part 1

               Details of the JVC (pre Completion)

Company number	7262428
Date of incorporation	24 May 2010
Registered office	DST House, St Marks Hill Surbiton Surrey KT6 4QD
Directors
Secretary	Robert Evans
Auditors	PricewaterhouseCoopers
Authorised share capital
Issued share capital
Members (and number/class of shares held)
Charges/Mortgages	None
Subsidiaries

Part 2

             Details of the JVC (immediately post Completion)

Company number	7262428
Date of incorporation	24 May 2010
Registered office	DST House, St Marks Hill Surbiton Surrey KT6 4QD
Directors
Secretary	Robert Evans
Auditors	PricewaterhouseCoopers
Authorised share capital
Issued share capital
Members (and number/class of shares held)
Charges/Mortgages	None
Subsidiaries

Schedule 5

             Shareholder Reserved Matters

1.	Alter its memorandum or articles of association.

2.	Appoint any new or replacement chief executive, managing director, chief finance officer or similar office to any of them.

3.	Establish any pension scheme.

4.	Sell, transfer, lease, assign, or otherwise dispose of the whole or a material part of its undertaking, property and/or assets (or any interest therein).

5.	Acquire any material asset or business or contract so to do (whether by a single transaction or a series of transactions) where the value concerned exceeds £250,000.

6.	Take or agree to take any leasehold interest in or licence over any land.

7.
Without prejudice to clause 6 of this agreement, create or issue any new shares or agree to do so (save as expressly envisaged under this agreement including any conversion of the DST Bridge Loan or DST Cash Bridge Loan).

8.	Grant any option or other interest (in the form of convertible securities or in any other form) over or in its share capital.

9.
Redeem or purchase any of its own shares or otherwise reduce its issued share capital or the amount standing to the credit of its share premium account or capital redemption reserve or reduce any uncalled capital in respect of any partly paid shares.

10.	Consolidate, sub-divide, convert or otherwise reorganise any of its share capital.

11.
Apply for the listing of any shares or debt securities on any recognised stock exchange or for the trading of any of its Shares or debt securities on a regulated market (as defined by section 50 of the Criminal Justice Act 1993).

12.	Alter any rights attaching to any class of share.

13.	Declare or pay any dividend or make any other distribution.

14.
Acquire or dispose of any shares, debentures, mortgages or securities or any right to such matters (whether by conversion, subscription, warrant, option or otherwise) in any company, trust or other body.

15.	Enter into or terminate any partnership, joint venture or profit-sharing agreement or enter into any collaboration or merger agreement.

16.	Propose or commence any liquidation or winding up proceedings.

17.
Enter into any transaction or arrangement with any Shareholder or director or director of any Subsidiary of the JVC (or any person who is connected (within the meaning of section 839 of the Taxes Act) to any such person).

18.	Make any material changes to the business strategy or line of business conducted by the JV Group.

19.	Entering into any contract that would limit the ability of the JV Group to compete with any other company or engage in any business.

Schedule 6

             Board Reserved Matters

1.
Enter into any contract, arrangement or commitment involving expenditure on capital account or the realisation of capital assets if the amount or the aggregate amount of such expenditure or realisation by the JVC and/or its Subsidiaries would exceed £250,000 in any one year or £250,000 in relation to any one project but subject always to Schedule 8.  For the purpose of this paragraph, the aggregate amount payable under any agreement for hire, hire purchase or purchase on credit sale or conditional sale terms shall be deemed to be capital expenditure incurred in the year in which such agreement is entered into.

2.	Approve, replace or modify any Business Plan.

3.	Give any guarantee to secure the liabilities or obligations of any person (other than the JVC or a wholly-owned Subsidiary of the JV).

4.
Enter into any contract or other obligation inconsistent with the Budget or omit to take any action except (where the inconsistency can fairly be expressed in financial terms) where the financial consequence cannot reasonably be expected to cause the relevant item in the Budget to be exceeded adversely by more than 5 per cent. (5%) but subject always to Schedule 8.

5.	Undertake any action which is inconsistent with, or omit to undertake any action which is required by, the Business Plan.

6.
Engage any new employee with a notice period in excess of 3 months or at remuneration which could exceed the rate of £100,000 per annum, increase the remuneration of any employee to a rate which could exceed the rate of £100,000 per annum or increase the remuneration of any employee whose existing remuneration could exceed such rate.

7.	Adopt or vary any material policy regarding employees’ remuneration, terms of employment or pensions.

8.
Create any mortgage, charge, lien (other than a lien arising by operation of law) or other encumbrance over the whole or any part of its undertaking, property or assets except for the purpose of securing the indebtedness of the JV Group to its bankers for sums borrowed as contemplated by the Business Plan.

9.	Borrow any sum (so that entry into any finance lease but not the granting of normal trade credit shall be deemed to be borrowing).

10.	Make any loan or advance or give any credit (other than normal trade credit).

11.	Factor or assign any book debts other than in accordance with arrangements in place at the date of this agreement.

12.	Grant any rights, by licence or otherwise, in or over any material intellectual property rights owned or used by it.

13.	Enter into any contract or transaction which:

13.1	Is not in the ordinary and proper course of the Business as contemplated by the Business Plan;

13.2	Has a duration of more than three years; or

13.3	Is not on arm’s length terms.

14.
Make or permit to be made any change in the accounting policies and principles adopted by the JVC in the preparation of its audited and management accounts save as may be required to ensure compliance with relevant accounting standards or any generally accepted accounting principles in the United Kingdom.

15.
Subject always to Schedule 8, any major decisions relating to the initiation or conduct (including settlement) of material legal, arbitration, alternative dispute resolution or similar proceedings to which it is or would become a party (other than debt collection of less £100,000).

16.	Appoint any committee of its directors or delegate any of the powers of its directors to such a committee.

17.	Subject always to Schedule 8, make any changes in:

17.1	the bankers, accountants or auditors of the JVC;

17.2	the bank mandate;

17.3	the secretary;

17.4	the accounting reference date;

17.5	the name; or

17.6	the registered office.

18.
Entering into any customer agreement on terms materially different than the form of contract approved by the Board of Directors, including, without limitation, terms relating to the liability of the applicable member of the JV Group.

19.	Acquisition of insurance coverage for the protection or benefit of the applicable member of the JV Group or property.

20.
Purchase, lease or licence of any equipment, software, property or other asset not approved in the Budget or, where provided for in the Budget, entering into any contract of that nature with an aggregate value in an amount exceeding £250,000 but subject always to Schedule 8.

21.	All short term and long term investment and management of the JV Group’s cash and the establishment of all banking arrangements.

22.	Reporting of tax obligations or making or revoking any election available to the JVC under any tax law.

Schedule 7

            Use of Funds

[***]

Schedule 8

            Administrative Governance

Treasury

•	Add DST Financial Officer as a signatory to all bank accounts

•	All bank accounts to be included in the DST Singlepoint system

•	A list of which Creditors (with amounts) that will be paid on day 1 of the JV

•	A priority listing for clearance of other debt over time

•	The set up of a “US only access” bank account for surplus cash above an agreed level

•	Cheque or electronic transfer mandate to be single signing for £15k, max joint signing £100k without reference to US

Budgeting & Forecasting

•	Annual budget to be approved by the Board by 15th November of prior year

•	All budgets/forecasts project forward for no less than 19 months, the March forecasts extend for 22 months

•	All forecasts to be approved by the Board and submitted to DST Systems by second week of the third month of the prior quarter

•	Cash flow and debt forecasts submitted monthly to DST Systems

Financial reporting

•	All management reporting in-line with US GAAP and DST accounting policies

•	DST asset management policies and depreciation policies to be applied

•	Monthly close reporting to be complete in time for a monthly close call on working day 6 at 10 a.m. US CST

•	Close reporting to include income statement actuals for the month and YTD and explanation of variances to budget/forecast for the month

•	Audited annual statutory accounts to be filed by 31st May of following year by DST Systems independent auditors

•
Submission of the annual year end pack that supports preparation of the consolidated DST financial statements and related disclosures to be included in DST's Annual Report on Form 10-K no later than US working day 12 in January of the year following the year being reported

•
Monthly and quarterly management discussion & analysis ("MD&A) package to be provided 2 workings days after the monthly close meetings (US working day 8).  The MD&A package will provide income statement variances and explanations of actuals for the month/quarter compared to actuals for the same month/quarter in the prior year and the YTD actuals for the current year compared to the YTD actuals for the prior year.

•	Access to all accounting records by DST staff at any time

•
Monthly balance sheet and cash flow reporting to be complete in time for a close call at 10 a.m. (Central) on US working day 11.  This monthly reporting package should include: 1) balance sheet (current month vs. December 31) with comments explaining significant changes in accounts; 2) trended balance sheet analysis (13 month trend); 3)consolidated cash flow  (current month and YTD compared to the same month and YTD of the prior year); 4) trended Cash Flow statement (13 month trend); 5)  current month YTD projected cash flow forecast analysis (reflecting actuals for closed accounting periods and cash flow forecast for each remaining month through the end of the year); 6) summary of Cash Flow Forecast Assumptions; and 7) Creditors A/P Aging Report - Current month

•
Completion of a quarterly checklist / certification by an operating and financial officer of the consolidated business group to DST in connection with the completion of DST's Quarterly Reports on Form 10-Q and Annual Report on Form 10-K to the SEC

•	Balance sheet reconciliations completed by U.S. working day 10 and submitted to the US

•	Operating statistics to be submitted monthly (at a minimum - items mailed, images produced and sheets)

•
Monthly accounts receivable / debtors aging report on the US calendar day 12 following month-end.  The report will include collection status updates on significant past due (greater than 60 days) debtors/receivables.

•	Monthly accounts payable aging report on US working day 11

•	A summary of all DST intercompany transactions during the current month and intercompany balances as of the end of the current month

•	Periodic debt covenant compliance reporting needs to be submitted to DST on US working day 11. DST will then review the information before it is submitted to the bank/lender

Systems-Controls

•	Sarbox 404 compliance within 90 days

•	PeopleSoft Financials and Cognos Contributor to be implemented within 60 days

•	PeopleSoft HR will be implemented

•	No other accounting systems to be used

•	DST expense policies to be followed unless prior agreement

•	PeopleSoft Travel and Expenses Module to be implemented within 180 days

Purchasing

•	DST purchase requisition approval levels to be used. DST approval levels are: Manager £500, Director £1,000, Officers £10,000 and VP £25,000

•	All purchase orders to be processed through PeopleSoft

•	No purchases to be made without a purchase order and requisition approval

•	DST purchase contract approval processes to be followed

Taxation

•	The following items are due by the close of business on the day of the quarter end close meeting:

•	Uncertain tax position (FIN 48) surveys,

•	Effective tax rate calculations,

•	UK tax computation by entity, and

•	Tax payable account roll forward

•	The following items are due March 31st, for the previous calendar year end:

•	The non-U.S. bank account detail for completion of US compliance requirements (Excel template is completed and returned each year).

•
The Forms 5471 & 8858 packages for completion of US compliance requirements.  This is an Excel template completed and returned each year that includes reconciling inter-company payments such as service/maintenance fees, royalties/license fees, rents, etc.

•
The Section 987 information for completion of US compliance requirements [inter-company dividends and loan payments (interest & principal amounts) by payment date, if not included in 5471 & 8858 packages]

•	Other information due during the year:

•
Additional support needed for earnings and profits calculations is due as soon as available or submitted each year.  This includes items such as statutory financials, tax computation packages, local country tax returns support for any double tax relief or foreign tax credit claims made on local country tax returns, etc

•
We may also need access to all prior local country tax returns, tax computations, and financial statements (for all companies) from the date of formation for purposes of US based earnings and profits computations (depending on certain US tax elections that may be made).

Revenue

•	Sales invoices to be issued within 5 days of month end

Legal

•
All legal representation of the JVC and its affiliates shall be undertaken exclusively by the General Counsel of DST Global Solutions (“JVC Counsel”) and other legal advisors designated by him from time to time.

•
All customers, vendors and other material contractors and all proposed modifications shall be submitted to JVC Counsel prior to submission to the counterparty and all negotiations of contract terms relating to liability and other legal issues of a non-commercial nature shall be conducted with the involvement of the JVC Counsel.

•	All relationships with external counsel for the JVC shall be initiated, managed and terminated exclusively by the JVC Counsel.

SIGNED by DST PROCESS SOLUTIONS LIMITED	) ) /s/Randy Young
for and on behalf of	)
)

Signed by	)
MARK THOMAS FELSTEAD	)	/s/Mark Thomas Felstead

Signed by	)
SUSAN ANN FELSTEAD	)	/s/Susan Ann Felstead

Signed by	)
ANDREW YOUNG	)	/s/Andrew Young

Signed by	)
DAVID NEIL REYNOLDS	)	/s/David Neil Reynolds

Signed by	)
ASA MARK BURROWS	)	/s/Asa Mark Burrows

Signed by	)
TIMOTHY JAMES DRAKE	)	/s/Timothy James Drake

Signed by	)
YOLANDA JANE NOBLE	)	/s/Yolanda Jane Noble

Signed by	)
MARTIN RICHARD WILLIAMS	)	/s/Martin Richard Williams

Dated 30 July 2010

(1) DST PROCESS SOLUTIONS LIMITED (2) MARK FELSTEAD and Others

SHAREHOLDERS’ AGREEMENT in respect of INNOVATIVE OUTPUT SOLUTIONS LIMITED

CMS Cameron McKenna LLP
Mitre House
160 Aldersgate Street
London ECIA 4DD

T+44(0)20 7367 3000
F+44(0)20 7367 2000